Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

February 2, 2006	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS JANUARY ‘06, 4TH QUARTER AND FY’05 SALES

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced total sales and comparable store sales for the fiscal period(s) ended January 28, 2006, as follows (dollars in millions):

	Total Sales		Percent Change
Fiscal Period:	This year	Last year	Total Sales	Comparable Store Sales
January (4 weeks)	$80.2	$80.6	(0.5)%	(0.4)%
4th quarter (13 weeks)	$427.4	$444.9	(4.0)%	(4.4)%
Fiscal year (52 weeks)	$1,481.6	$1,460.5	1.4%	0.2%

In January, the best performing categories were ladies’ career sportswear, special sizes and social occasion dressing. Sales in the home division, including gifts and linens, were positive for the month. Geographically, the best results were in the Gulf Coast region, the Ohio River Valley and the mid-Atlantic.

“Our business accelerated in the second half of the month in response to our prior season inventory liquidation, as well as a stronger flow of new merchandise,” commented Michael D. Fisher, president and chief executive officer. “We are pleased with the status of our seasonal clearance, and we are seeing a favorable response to deliveries of new apparel and new home merchandise.”

As a result of better-than-projected sales during January, management now expects net income from fourth quarter operations to slightly exceed previous guidance of $0.36 - $0.39 per share. Full financial results for the Company’s fourth quarter and fiscal year will be released prior to the opening of the financial markets on Thursday, March 16, 2006.

The Company operated 262 stores on January 28, 2006 as compared to 261 stores at the same time last year. One of the Company’s stores in New Orleans that had been closed since Hurricane Katrina re-opened January 19, 2006.

Upcoming Investor Conference Presentation

Stein Mart president and chief executive officer Michael D. Fisher will deliver a presentation at the Roth Capital Conference in Dana Point, CA on Wednesday, February 22, 2006 at 2:30 p.m. PT. The presentation will be webcast live at www.steinmart.com or you may access a recorded version on the Company’s web site until the end of the month.

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Stein Mart, Inc.

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About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to designer brand-name apparel for women, men and young children, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation, on-going competition from other retailers, availability of new store sites at acceptable lease terms, ability to successfully implement strategies to exit or improve under-performing stores, changing preferences in apparel, changes in consumer spending due to current events and/or general economic conditions, the effectiveness of advertising, marketing and promotional strategies, adequate sources of merchandise at acceptable prices, disruption of the Company’s distribution system, unanticipated weather conditions and unseasonable weather, acts of terrorism, the Company’s ability to attract and retain qualified employees to support planned growth, and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

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